Exhibit 4.3
Abercrombie & Fitch Management Co.
6301 Fitch Path
New Albany, Ohio 43054
April 15, 2008
National City Bank.,
as Administrative Agent
1300 East Ninth Street, 13th Floor
Cleveland, OH 44114
Attention: Joshua Sosland
          Re: Notice of Termination
Ladies and Gentlemen:
     Reference is made to the Amended and Restated Credit Agreement, dated as of December 15, 2004, among Abercrombie & Fitch Management Co. (“Borrower”), the various financial institutions party thereto and National City Bank, as Administrative Agent (as amended, the “Credit Agreement”; capitalized terms used herein and not defined herein will have the meaning given to such terms in the Credit Agreement).
     Pursuant to Section 2.08(b) of the Credit Agreement, the Borrower hereby gives notice that effective as of the time that the proposed Credit Agreement, to be dated as of April 15, 2008, among the Borrower, the various subsidiaries and affiliates party thereto, and National City Bank (the “Replacement Facility”) becomes effective, the Borrower will permanently reduce and terminate in whole the Commitments and repay the outstanding balance of all Loans. Existing letters of credit will be transferred to the Replacement Facility as provided therein.

ABERCROMBIE & FITCH
MANAGEMENT CO.

By:	/s/ Karen Dewalt
Name:	Karen Dewalt
Title:	Assistant Treasurer

ACKNOWLEDGED and AGREED to this
15th day of April, 2008:

NATIONAL CITY BANK.

By:	/s/ Brian Strayton
Name:	Brian Strayton
Title:	Senior Vice President